EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of Spatializer Audio Laboratories, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-27453 and 333-41170) of Spatializer Audio Laboratories, Inc. of our report dated March 31, 2009, related to the consolidated balance sheets of Spatializer Audio Laboratories, Inc. and subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of income, stockholders’ equity and cash flows for the three years ended December 31, 2008, which report appears in the annual report on Form 10-K of Spatializer Audio Laboratories, Inc. for the year ended December 31, 2008.

/s/ RAMIREZ INTERNATIONAL
Financial & Accounting Services, Inc.

Irvine, California
April 13, 2009